Exhibit 10.1

EXECUTION VERSION

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of August 18, 2016 (the “Effective Date”) by and between Robert Rosenblatt (“Executive”) and EVINE Live Inc. (“EVINE Live”, or the “Company”).

1.           Effective Date; Term. This Agreement shall become effective on the Effective Date and continue until the second (2nd) anniversary of the Effective Date (the “Initial Term”). Thereafter, the Agreement shall renew automatically for successive one (1) year periods unless and until either party provides written notice to the other party of the intent not to renew the Agreement at least one hundred twenty (120) days prior to the end of the Initial Term or any subsequent one-year term (the Initial Term and the period, if any, thereafter, during which the Executive’s employment shall continue are collectively referred to herein as the “Term”). The expiration of the Agreement due to the Company’s notice of non-renewal shall not be considered a termination of Executive by the Company for other than Cause. Rather, if the Initial Term or any subsequent one-year Term expires as a result of a notice of non-renewal by either party, and if Executive remains employed with the Company thereafter, then Executive will be an at-will employee of the Company during the period that Executive remains employed with the Company.

2.           Definitions. All defined terms in this Agreement shall have the definitions as ascribed in Exhibit A attached hereto.

3.           Employment of Executive

(a)           Duties. Executive shall serve as the Chief Executive Officer of EVINE Live, reporting solely and directly to the Board. In such position, Executive shall have such duties, responsibilities and authority as is customarily associated with such position and shall have such other duties, as may be reasonably assigned from time to time by the Board, consistent with Executive’s position and the terms of this Agreement. The positions listed in Exhibit B attached hereto shall report solely and directly to Executive. In addition, during the Term, the Corporate Governance and Nominating Committee will consider, evaluate, and if appropriate, nominate Executive to serve as a member of the Board and, subject to the approval of the EVINE Live shareholders, Executive shall serve as a member of the Board. Executive shall devote substantially all of his business time and efforts to the performance of his duties on behalf of the Company, and will not engage in or be concerned with any other commercial duties or pursuits, either directly or indirectly, that will materially interfere with his duties to the Company without the prior written consent of the Board. Notwithstanding the foregoing, Executive shall be permitted to serve as a board member for the following companies: Ensignia, Retail Next and Newgistics, provided that there are no material changes in the ownership of such entities (such that such ownership change would pose a conflict of interest) or a material change in their relationship with EVINE Live, and such service and activities (i) do not interfere in any material respect with the performance of his duties on behalf of the Company, and (ii) are not represented in a manner that suggests that the Company supports or endorses the services or activities without the prior approval of the Company. Executive shall be responsible for complying in all material respects with all policies and operating procedures of the Company applicable to all senior executives of the Company (that are provided or made available to the Executive) in the performance of his duties on behalf of the Company.

Executive’s principal place of employment shall be based in Eden Prairie, Minnesota as of the Effective Date. Company shall pay for all reasonable costs and expenses incurred by Executive to commute and/or relocate to Minnesota as set forth in Exhibit C attached hereto.

(b)           Base Salary. Commencing on the Effective Date, EVINE Live shall pay Executive a Base Salary at an annual rate of $750,000, payable in regular installments in accordance with the Company’s usual payroll practices. At least once per year, the Board shall review Executive’s Base Salary for potential increase based on market trends, performance, and such internal and other considerations as the Board may deem relevant.

(c)           Bonus and Equity Incentives. Executive shall receive, to the extent the applicable performance requirements are satisfied, the bonus and equity incentives as set forth in Exhibit D attached hereto.

(d)           Executive Benefits. Executive shall be eligible to participate in the Company’s employee benefit plans (in addition to the Company’s annual and/or long-term incentive programs) as in effect from time to time on the same basis as those benefits are generally made available to other senior executives of EVINE Live.

(e)           Business Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder subject to and in accordance with Company policies.

(f)           Withholding. All payments under this Agreement shall be subject to payroll taxes and other withholdings in accordance with the Company’s standard payroll practices and applicable law.

4.           Termination of Employment.

(a)           Date and Manner of Termination. Executive’s employment with the Company will terminate during the Term, and this Agreement will terminate on the date of such termination, as follows:

(i) Executive’s employment will terminate on the date of Executive’s death.

(ii) If Executive is subject to a Disability, and if within ninety (90) days after EVINE Live notifies Executive in writing that it intends to terminate Executive’s employment, Executive shall not have returned to the performance of Executive’s essential functions (either with or without a reasonable accommodation), EVINE Live may terminate Executive’s employment, effective immediately following the end of such 30 day period.

(iii) EVINE Live may terminate Executive’s employment with or without Cause (other than as a result of Disability which is governed by subsection 4(a)(ii)). If the termination is without Cause, then Executive’s employment will terminate on the date set forth in EVINE Live’s written notice of termination to Executive (which may be immediate). If the termination is for Cause, then Executive’s employment will terminate in accordance with the definition of Cause. Unless otherwise directed by EVINE Live, from and after the date of the written notice of proposed termination (subject to all applicable cure periods), Executive shall be relieved of his duties and responsibilities and shall be considered to be on a paid leave of absence pending any final action by EVINE Live confirming such proposed termination, provided that during such notice period Executive shall remain a full-time employee of the Company, and shall continue to receive his then current Base Salary and all other benefits as provided in this Agreement.

(iv) Executive may terminate his employment with or without Good Reason. If the termination is without Good Reason, then Executive must provide at least thirty (30) but no more than ninety (90) days advance written notice to EVINE Live; provided that the Company may immediately relieve Executive of all duties and responsibilities upon receipt of such notice, and choose to terminate Executive’s employment without further notice or delay, which termination shall not constitute a termination with Cause. If the termination is for Good Reason, then Executive’s employment will terminate in accordance with the definition of Good Reason.

(b)           Relinquishment of Positions upon Termination. Upon termination of employment for any reason, Executive shall resign all officerships, directorships or other positions that he then holds with the Company or any of its subsidiaries.

5.           Payments upon Termination.

(a)           Entitlement to Accrued Benefits and Equity Awards. Upon termination of Executive’s employment for any reason, whether by the Company or by Executive, the Company shall pay or provide Executive with the Accrued Benefits and all of Executive’s outstanding equity awards shall be subject to the terms of the applicable award agreement and plan.

(b)           Severance. Subject to the other terms and conditions of this Agreement, Execute shall be entitled to the Severance Payment set forth in Exhibit E attached hereto.

6.           Limitations on Severance Payments and Benefits. Notwithstanding any other provision of this Agreement, if any portion of the Severance Payment or any other payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate “Total Payments”), would constitute an “excess parachute payment,” then the Total Payments to be made to Executive shall be reduced such that the value of the aggregate Total Payments that Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which Executive may receive without becoming subject to the tax imposed by Code Section 4999 or which the Company may pay without loss of deduction under Code Section 280G(a); provided that the foregoing reduction in the amount of Total Payments shall not apply if the After-Tax Value to Executive of the Total Payments prior to reduction in accordance herewith is greater than the After-Tax Value to Executive if Total Payments are reduced in accordance herewith. For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G, and such “parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Code Section 1274(b)(2). For purposes of this section, the value of any noncash benefits or any deferred payment or benefit shall be determined by EVINE Live’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4), which determination shall be evidenced in a certificate of such auditors addressed to EVINE Live. For purposes of determining the After-Tax Value of Total Payments, Executive shall be deemed to pay federal income taxes and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Severance Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s domicile for income tax purposes on the date the Severance Payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from deduction of such state and local taxes. If the provisions of Code Sections 280G and 4999 are repealed without succession, then this Section 6 shall be of no further force or effect. The provisions of this Section 6 shall override the provisions of Section 12(e) of the Company’s 2011 Omnibus Incentive Plan.

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7.           Covenants by Executive.

(a)          Ownership Rights. In the course of his employment with the Company, Executive may be creating, designing, drafting, developing, or adding to the Company’s trade secrets, inventions, or copyrights. Executive shall promptly communicate all such work product to the Company.

(i) Inventions. Any design, improvement, discovery, computer program, software development, know how, product or service idea, whether or not patentable or subject to copyright protection, developed by Executive during his period of employment with the Company shall be considered a “Company Invention” that belongs to the Company if it: (A) involved the use of working time; (B) involved the use of Company equipment, supplies, facilities, or trade secrets; (C) at the time conceived or first reduced to practice, related to the Company’s current or planned business activities; or (D) resulted from work performed for the Company (collectively, “Company Inventions”). Executive assigns and agrees to assign to the Company Executive’s entire right, title, and interest in all Company Inventions and any patent rights arising therefrom.

(ii) Copyrights. Any material written, created, designed, discovered, or drafted by Executive for the Company or connected to Executive’s employment with the Company shall be considered a work for hire and the property of the Company. With respect to all intellectual property that is first created and prepared by Executive that is not covered by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976, such that Executive would be regarded as the copyright author and owner, Executive hereby assigns and agrees to assign to the Company Executive’s entire right, title, and interest in and to such works, including all copyrights therein.

(iii) Trade Secrets. Any trade secret (as defined by law) developed by Executive during his period of employment with the Company shall belong to the Company if it: (A) involved the use of working time; (B) involved the use of Company equipment, supplies, facilities, trade secrets or Protected Information; (C) at the time conceived or first reduced to practice, substantially related to the Company’s current or planned business activities made known to Executive; or (D) resulted from work performed for the Company. Executive hereby assigns and agrees to assign to the Company all rights in all Company Trade Secrets and any patent rights arising therefrom.

(iv) Cooperation. When requested by the Company, during or after employment, Executive will, at Company’s sole expense, use commercially reasonable efforts to support and cooperate with the Company in pursuing any patent, copyright, or trade secret protection in the United States and foreign countries for any Company Invention or work for hire. Executive will sign such assignments or other documents considered necessary by the Company to convey ownership and exclusive rights, including patent rights, to the Company. The costs of obtaining and defending patent and copyright rights shall be paid by the Company, and the Company shall pay reasonable compensation to Executive for his services under this Section 7(a)(iv) if Executive is not then employed by the Company.

(v) Prior Inventions. Executive represents and warrants that to his knowledge he does not own any inventions, original works of authorship, developments and improvements which were made by him prior to employment with the Company and which relate to the business conducted by the Company on the date of this Agreement.

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(vi) Notice of Limits to Assignment. The provisions of this Section 7(a) do not apply to any work product that Executive developed on his own time without using Company equipment, supplies, facilities, trade secrets or Protected Information, unless the work product (1) relates to the Company’s business or demonstrably anticipated business, (2) relates to the Company’s actual or demonstrably anticipated research or development, or (3) results from any work performed by Executive for the Company.

(b)         Confidentiality.

(i) Representations and Warranties. Executive makes the following representations and warranties regarding Protected Information.

a) Protect. Executive represents and warrants to use commercially reasonable efforts to protect and maintain the confidentiality of Protected Information while employed by the Company. Executive will follow all Company policies and procedures made known to Executive for the protection and security of this information. Executive will also promptly report to the Board any potential or actual security breach or loss of which executive has knowledge.

b) Return. Executive will return (and not retain) any and all materials reflecting Protected Information that he may possess (including all Company-owned equipment) immediately upon termination of employment.

c) Non- Use or Disclose. Executive represents and warrants to not use or disclose, except as necessary for the performance of his services on behalf of the Company or as required by law or legal process, any Protected Information where such use or disclosure would be detrimental to the interests of the Company; provided, however, that Executive shall not have breached its obligations hereunder due to Executive’s use of Residuals. The term “Residuals” shall mean Protected Information that is in nontangible or abstract form (i.e., not digital, written or other documentary form, including tape or disk), which is retained in the memory of Executive, and where the source of such Protected Information has become remote (e.g., as a result of the passage of time or Executive’s subsequent exposure to information of a similar nature from another source without any breach of any confidentiality obligation hereunder) such that Executive in good faith can no longer specifically identify such Protected Information’s source and that Executive in good faith believes is not Protected Information. This representation and warranty applies only for so long as such Protected Information remains confidential and not generally known to, and not readily ascertainable through proper means by, the Company’s competitors.

(ii) Required Disclosures. If Executive is requested or required to provide Protected Information in any legal proceeding or governmental investigation, Executive will (if lawful) promptly notify the Company of the request so that the Company may either seek an appropriate protective order or waive Executive’s obligations under this Agreement.

(iii) Immunity from Certain Limited Disclosures. Notwithstanding any other provision of this Agreement, and consistent with the federal Defend Trade Secrets Act, 18 U.S.C. § 1833(b), Executive may disclose trade secrets (A) in confidence, to federal, state, or local government officials, or to an attorney of Executive, for the sole purpose of reporting or investigating a suspected violation of law; or (B) in a document filed in a lawsuit or other legal proceeding. Nothing in this Agreement is intended to conflict with the federal Defend Trade Secrets Act or create liability for disclosures expressly allowed by such Act. In addition, Executive may disclose Protected Information to the extent required by law or to enforce or defend rights under this Agreement or any other agreement to which Executive and Company or any of its subsidiaries are parties.

(c)         Restrictive Covenants. Executive understands and agrees that the Company has legitimate interests in protecting its goodwill, its relationships with Company Vendors and Business Partners, and in maintaining its confidential information, trade secrets and Protected Information, and hereby agrees that the following restrictions are appropriate to protect such interests and are narrowly construed to meet such goals.

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(i) Non-Competition. Executive agrees that while employed by the Company and for the Restricted Period thereafter, Executive shall not engage in or “become associated with” any business that engages in any country in which the Company has significant business operations to a significant degree in any business in which the Company is engaged, or taken substantial steps to engage, within one year prior to the termination of Executive’s employment (or, while employed by the Company, within the preceding 12 months), including, but not limited to QVC, HSN, JTW, or any entity or organization that, directly or indirectly, is controlled by, controls, or is under common control, with such company.  Notwithstanding the forgoing, the restrictions in this Section 7(c)(i) shall not apply to Executive in the event the Company does not renew this Agreement unless the Company elects, upon written notice delivered to Executive not less than sixty (60) days prior to the expiration of the Term, to impose the restrictions in this Section 7(c)(i) for the Restricted Period and pays to Executive, in addition to his Accrued Benefits (which shall include a pro-rated incentive bonus for the year of nonrenewal to the extent the applicable performance requirements are achieved as of the reporting time applicable to the other senior executives (i.e., at the end of the fiscal year) and payable at the same time as bonuses are paid to other senior executives for such year), severance in the amount of one times his Base Salary during the 12-month period immediately preceding the non-renewal of this Agreement. Executive shall be considered to have “become associated with” a business if he becomes involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of Executive’s personal services, with any individual, partnership, corporation or other organization that is engaged in such business, unless Executive has no direct or indirect involvement in, or direct or indirect authority over, such business; provided, however, that Executive shall not be prohibited from (a) owning less than two percent of any publicly traded corporation, (b) owning less than two percent of any private corporation that is engaged is such business, (c) serving as a director or equivalent of a corporation or other business if less than 10% of such corporation’s (and its affiliates’) or other business’ (and its affiliates’) revenues are derived from such business at the time of Executive taking the position, or (d) serving as a director for Ensignia, Retail Next and Newgistics (subject to compliance with the restrictions set forth in Section 3(a)).  For purposes of this Section 7(c)(i), the “Restricted Period” means the 12 month period following the Date of Termination of his employment.

(ii) Non-Solicitation. Executive agrees that while employed by the Company and for a period of one (1) year after Executive’s employment with the Company ends, for whatever reason, Executive will not, and will not assist anyone else to, solicit or encourage any Company Vendor to terminate or diminish its relationship with the Company.

(d)          Equitable Relief. Executive agrees that the terms and conditions in Sections 7(a) through 7(c) are reasonable and necessary for the protection of the Company’s business and to prevent damage or loss to the Company as the result of action taken by Executive. Executive agrees that damages would be an inadequate remedy for the Company in the event of breach or threatened breach of Executive’s obligations under this Section 7, and thus, in any such event, the Company may, either with or without pursuing any potential damage remedies, immediately seek to obtain and enforce an injunction prohibiting Executive from violating the promises in this Section without the necessity of posting a bond. Executive understands that this provision regarding the issuance of an injunction does not limit any remedies at law or equity otherwise available to the Company.

(e)          Non-Interference. Executive agrees that during his employment with the Company, and for a period of one (1) year from the voluntary or involuntary termination of employment with the Company for any reason whatsoever, Executive shall not, either personally or in conjunction with others either (i) solicit, interfere with, or endeavor to cause any employee of the Company to leave such employment or (ii) otherwise induce or attempt to induce any such employee to terminate employment with the Company.

(f)          Notice. Executive agrees that he will give notice of this Agreement and Executive’s obligations to comply with its terms to any person or organization that Executive may become associated with during the first two years after the termination of his employment with the Company. Executive further agrees that the Company may, if it desires, send a copy of, or otherwise make the provisions in Section 7 hereof known to any such person, firm or entity during that time.

(g)          Non-Disparagement. The Company shall instruct its Board members and officers not to, and Executive agrees not to, make any derogatory or negative public statement about, or take any action or make any statement which may disparage, the other or any of their respective Affiliates, or any of their respective owners, stockholders, officers, directors or employees or any of their respective products, services, businesses, reputations or goodwill; provided that nothing herein shall prevent the Company (including its Board members and officers) or Executive from responding or answering truthfully if required to by applicable law or compelled by process of law or in order to enforce or defend rights under this Agreement or any other agreement to which Executive and Company or any of its subsidiaries are parties.

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(h)          Return of Company Property. Upon termination of Executive’s employment, Executive shall promptly return to the Company: (i) all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to the Company which includes Protected Information, including any and all copies of such documentation then in Executive’s possession or control regardless of whether such documentation was prepared or compiled by Executive, Company, other employees of the Company, representatives, agents, or independent contractors, and (ii) all equipment or tangible personal property entrusted to Executive by the Company; provided, however, that Executive shall be entitled to purchase from the Company at fair market value the personal computer, laptop, iPad and cell phone owned by the Company but that he used during the Term of this Agreement. Executive acknowledges that all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of the Company.

(k)          No Conflicts. Executive hereby represents and warrants that Executive’s signing of this Agreement and the performance of Executive’s obligations under it will not breach or be in conflict with any other agreement to which Executive is a party or is bound and that Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of Executive’s obligations under this Agreement.

8.           Notice. Any notice, request, demand or other communication required or permitted herein will be deemed to be properly given when personally served in writing, by email or when deposited in the United States mail, postage prepaid, addressed to Executive at the address (or email address) last appearing in EVINE Live’s personnel records and to the Company at its headquarters with attention (or an email) to the General Counsel of EVINE Live. Either party may change its address by written notice in accordance with this paragraph.

9.           Set Off; Mitigation. The Company’s obligation to pay Executive the amounts and to provide the benefits hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.

10.         Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns. This Agreement shall not be assignable by EVINE Live or Executive.

11.         Applicable Law and Jurisdiction. This Agreement is to be governed by and construed under the laws of the United States and of the State of Minnesota without resort to Minnesota’s choice of law rules. Each party hereby agrees that the forum and venue for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement will lie in the appropriate federal or state courts located in Hennepin County, Minnesota and specifically waives any and all objections to such jurisdiction and venue.

12.         Captions and Paragraph Headings. Captions and section or paragraph headings used herein are for convenience only and are not a part of this Agreement and will not be used in construing it.

13.         Divisibility of Agreement or Modification By Court. To the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, it shall be, to the further extent permitted by law, modified to the extent necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision. Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then it shall be considered expunged, and the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

14.         No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15.         Survival. The termination or expiration of this Agreement will not affect the rights or obligations of the parties hereunder arising out of, or relating to, circumstances occurring prior to the termination or expiration of this Agreement, which rights and obligations will survive the termination or expiration of this Agreement. In addition, the following provisions shall survive the termination or expiration of this Agreement: Sections 5 and 6 (as necessary for the payments and benefits due thereunder to be paid or provided), and Sections 7, 8, 9, 11 through 18, and 20.

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16.         Entire Agreement. This Agreement and the Exhibits attached hereto contain the entire agreement of the parties with respect to the subject matter of this Agreement except where other agreements are specifically noted, adopted, or incorporated by reference. This Agreement and the Exhibits attached hereto otherwise supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Company, and all such agreements shall be void and of no effect. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding.

17.         Modification or Amendment. This Agreement may not be modified or amended except through a writing signed by both an authorized representative of EVINE Live and Executive.

18.         Claims by Executive. Executive acknowledges and agrees that any claim or cause of action by him against the Company other than a claim for failure to pay amounts due under this Agreement shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.

19.         Execution of Agreement. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) party, but all such counterparts taken together shall constitute one and the same instrument. Further, this Agreement may be signed and delivered by means of facsimile or scanned pages via electronic mail, and such scanned or facsimile signatures shall be treated in all manner and respects as an original signature and shall be considered to have the same binding legal effect as if it were an original signature, and no party may raise the use of facsimile or scanned signatures as a defense to the formation of this Agreement.

20.         Attorneys’ Fees. If either party retains an attorney to enforce the provisions of this Agreement or appeal thereof in connection with this Agreement, the unsuccessful or non-prevailing party in such proceeding shall reimburse the successful or prevailing party for all reasonable expenses (including attorney’s fees and allocated charges of internal counsel) and disbursements incurred by the latter in connection with the proceeding(s). Such reimbursement shall include all legal fees and expenses incurred before and at arbitration, and at all levels of appeal and post-arbitration/post-judgment proceedings.

21.         Section 409A. It is intended that this Agreement will comply with Code Section 409A and any regulations and other published guidance of the IRS thereunder, to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. With respect to any reimbursement or in-kind benefit arrangements of the Company that constitutes deferred compensation for purposes of Code Section 409A, the following conditions shall be applicable (except as otherwise permitted by Code Section 409A): (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other year (except that any health or dental plan may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

22.         Indemnification; D&O Insurance. [Insert Company indemnity language.] The Company shall provide D&O coverage to Executive on the same terms as other directors and officers of the Company. The provisions of this Section 21 shall survive the termination of Executive’s employment with the Company and/or the termination of this Agreement for any reason.

23.         Reimbursement of Legal Fees. The Company shall reimburse Executive for the reasonable and necessary legal fees and expenses he incurs in connection with the negotiation and preparation of this Agreement and related documents, not to exceed $20,000.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement on the Effective Date.

EXECUTIVE:	EVINE LIVE INC.

/s/ Robert Rosenblatt	By:	/s/Damon E. Schramm
Robert Rosenblatt
	Its:	Senior Vice President, General Counsel

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EXHIBIT A

Definitions

For purposes of this Agreement, the following terms shall have the meanings ascribed to them:

(a)           Affiliate shall mean, with respect to EVINE Live, any partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, or other organization that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, EVINE Live.

(b)           Accrued Benefits shall mean the following amounts, payable as described herein: (i) all Base Salary that has accrued but is unpaid as of the Termination Date; (ii) reimbursement of Executive for his reasonable and necessary expenses, which have been approved in accordance with Company policy and which were incurred by Executive on behalf of the Company as of the Termination Date; (iii) reimbursement of unreimbursed commute/away from home expenses (with Gross-Up) incurred by Executive through the Termination Date; (iv) any and all other cash earned by Executive through the Termination Date and deferred at the election of Executive pursuant to any deferred compensation plan then in effect; (v) if the Company does not renew this Agreement or if Executive’s employment with the Company terminates as a result of a Change of Control, a pro-rated incentive bonus for the year of termination to the extent the applicable performance requirements are achieved as of the reporting time applicable to the other senior executives (i.e., at the end of the fiscal year) and payable at the same time as bonuses are paid to other senior executives for such year and (vi) all other payments and benefits to which Executive (or in the event of Executive’s death, Executive’s surviving spouse or other beneficiaries) is entitled on the Termination Date under the terms of any benefit plan of the Company, excluding severance payments under any Company severance policy, practice or agreement in effect on the Termination Date. Payment of Accrued Benefits shall be made promptly in accordance with the Company’s prevailing practice with respect to clauses (i), (ii) and (iii) or, with respect to clauses (iv) and (vi), pursuant to the terms of the benefit plan or practice establishing such benefits, and any applicable law (but in each instance no less favorable than that applied to the most senior executive officers of the Company).

(c)           Base Salary shall mean Executive’s annual base salary with the Company as in effect from time to time.

(d)           Board shall mean the board of directors of EVINE Live or a committee of such Board authorized to act on its behalf in certain circumstances, including the Human Resources and Compensation Committee of the Board.

(e)           Cause shall mean any of the following, as determined by the Board in its reasonable judgment, exercised in good faith: (i) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, crime of moral turpitude, or a crime, the circumstances of which are substantially related to Executive’s duties or responsibilities; (ii) theft, conversion, embezzlement or misappropriation by Executive of funds or other assets of the Company, any other act of fraud with respect to the Company or any other act of dishonesty with respect to the Company that causes material harm to the Company; (iii) Executive’s willful misconduct, including intentional, grossly negligent, or unlawful misconduct by Executive that has a material adverse effect on the Company; (iv) Executive’s violation of the Company’s policies on non-discrimination and/or harassment; (v) the failure by Executive to materially comply with any other material Company policy generally applicable to Company employees (that are provided or made available to Executive) that has a material adverse effect on the Company; (vi) Executive’s willful or intentional breach of any provision of this Agreement (including but not limited to Section 7) that could reasonably result in a material adverse effect on the Company; or (vii) Executive’s gross neglect of Executive’s duties; provided that prior to a termination due to Executive’s acts or omissions described in clauses (iii) through (vii) herein, the Company shall have provided Executive with a written notice setting forth in reasonable detail the acts or omissions constituting Cause, and Executive shall have failed to cure such acts or omissions within thirty (30) days of his receipt of the written notice; and provided, further, that Executive shall have been afforded an opportunity to appear (with counsel) before the Board. If the alleged conduct or act constituting Cause is not curable, then Executive’s employment will terminate on the date specified in the written notice of termination (which may be immediate). If the alleged conduct or act constituting Cause is curable but Executive does not timely cure such conduct or act, then Executive’s employment will terminate on the date immediately following the end of the cure period.

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(f)         Change in Control shall mean a “Change in Control” as defined in the EVINE Live Inc. 2011 Omnibus Incentive Plan, as amended and in effect from time to time, or any successor incentive plan thereto.

(g)         COBRA shall mean the provisions of Code Section 4980B.

(h)         Code shall mean the Internal Revenue Code of 1986, as amended, as interpreted by rules and regulations issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

(i)           Company Vendor shall mean those vendors, suppliers or product developers who did business at any time with the Company within the twenty-four (24) months preceding Executive’s Termination Date and (i) about whom Executive, as a result of his employment, had access to (and actually accessed or knew about) information or goodwill that would assist in solicitation of such Company Vendor, or (ii) with whom Executive personally dealt on behalf of the Company in the twelve (12) months immediately preceding the Termination Date and that Executive was introduced to or otherwise had business contact with as a result of his employment with the Company. “Company Vendor” shall also include an individual or business to whom a pitch to solicit or secure business or product for sale was prepared (even if not yet made) within the 12-month period preceding the Termination Date, and with which Executive had involvement in the preparation of, or had exposure to information developed for, the specific pitch; provided, a general mailing or an incidental contact shall not be deemed a pitch.

(j)           Disability shall mean, subject to applicable law, that a medically determinable physical or mental impairment of Executive renders Executive unable to perform the essential functions of his position with the Company, either with or without a reasonable accommodation in substantially the manner and to the extent required hereunder prior to the commencement of such disability, and Executive shall be unable to return to such duties at the end of the short-term disability period provided under the Company’s short-term disability plan applicable to other senior executive officers of the Company (or such longer period as the Company may grant in its sole discretion or as otherwise required by law).

(k)         Good Reason shall mean the occurrence of any of the following events while this Agreement is in effect, without the Executive’s written consent:

(i) A relocation of Company’s principal place of employment to a location more than fifty (50) miles from Company’s current office location unless the Company agrees to continue reimbursing commuting/away from home expenses incurred in such new location;

(ii) Any reduction in Executive’s Base Salary described in Section 3(c) (excluding long-term performance or equity awards described in Section 3(c)(ii)), unless part of an across-the-board reduction applicable on a similar basis to all other senior executive officers of EVINE Live and, in that event, provided that such reduction does not exceed five percent (5%) of Executive’s total cash compensation opportunity (Base Salary);

(iii) Any failure to pay Executive amounts due under this Agreement;

(iv) Any material reduction in Executive’s duties, responsibilities or authority, or any change in Executive’s title or the reporting lines as set forth in Section 3(a) herein; or

(v) Any failure to nominate Executive to the Board or any failure of the Company’s stockholders to elect Executive to the Board;

provided that such event shall constitute Good Reason only if Executive provides EVINE Live written notice of resignation, specifying in reasonable detail the event constituting Good Reason, within sixty (60) days after the initial existence of such event; and (C) EVINE Live fails to cure (if curable) the Good Reason event within thirty (30) days following receipt of such notice. If EVINE Live timely cures the Good Reason event, then Executive’s notice of resignation shall be automatically rescinded. If EVINE Live does not timely cure the Good Reason event, then the Termination Date shall be the date immediately following the end of the Company’s cure period.

(l)         Protected Information shall mean Company information not generally known to, and not readily ascertainable through proper means by, the Company’s competitors on matters such as: Company Vendor or Business Partner lists or information; the compensation of the Company’s other employees or agents; nonpublic financial information; marketing, business and strategic plans; business methods; investment strategies and plans; patent applications; sales and marketing plans; future market and product plans; Company (not individual) know-how; trade secrets; Company research and development, techniques, processes, product development, work processes or methodologies; analytical analyses, product analyses, inventions, formulaic work, formulas, formulaic techniques, analytical methodology, efficacy data and testing data; technology, drawings, engineering, code, code writing, software (and hardware) development and platform development; and other information of a technical or economic nature relating to the Company’s business. Protected Information includes negative know-how, which is information about what the Company tried that did not work, if that information is not generally known or easily ascertainable by the Company’s competitors and would give them an advantage in knowing what not to do. Information, data, and materials received by the Company from others in confidence (or subject to nondisclosure or similar covenants) shall also be deemed to be and shall be Protected Information.

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Notwithstanding the foregoing, Protected Information shall not include information that (i) was in the public domain, being publicly and openly known through lawful and proper means, (ii) was independently developed or acquired by Executive without reliance in any way on other Protected Information of the Company or any Company Vendor or Business Partner, (iii) was approved by the Company for use and disclosure by Executive without restriction, (iv) is required to be disclosed pursuant to any applicable law or court order; provided that, in the case of this clause (iv), Executive notifies EVINE Live (if lawful) of the requirement to disclose such information as soon as possible after Executive becomes aware of the requirement to disclose or (v) is disclosed in order enforce of defend rights under this Agreement or any other agreement to which Executive and Company or any of its subsidiaries are parties.

(m)        Separation Agreement shall mean a separation agreement in a form no less favorable to Executive than the form previously provided to Executive, subject to modifications to reflect the terms of this Agreement and subject to elimination of the liquidated damages provision for breach of the restrictive covenants and the addition of a carve-out from the release for Executive’s rights as a shareholder of the Company.

(n)         Separation from Service shall mean Executive’s separation from service (within the meaning of Code Section 409A) from EVINE Live and its Affiliates.

(o)         Severance Benefits shall mean the payments and benefits described in Section 5 hereof.

(p)         Severance Payment shall mean the following:

(i)           Change of Control. In the event Executive’s employment terminates as a result of a Change in Control, the amount of the cash severance benefit paid to Executive shall be (A) an amount equal to two (2) times the Executive’s Base Salary during the 12-month period immediately preceding the date of the Executive’s Separation from Service, plus (B) two (2) times the greater of (x) the target annual incentive bonus received by Executive for the immediately preceding fiscal year or (y) the target annual incentive bonus determined from such Base Salary.

(ii)         Other than Change of Control. In the event Executive’s employment terminates for reasons other than a Change in Control and either (i) at the initiation of the Company for reasons other than Cause, or (ii) at the initiation of the Executive for Good Reason, the amount of the cash severance benefit paid under this Agreement shall be an amount equal to one and one-half (1½) times the Executive’s Base Salary during the 12-month period immediately preceding the date of the Executive’s Separation from Service, plus one (1) times the target annual incentive bonus determined from such Base Salary.

For purposes of this definition, the Executive’s Base Salary shall be the amount in effect immediately preceding the Termination Date; provided that if a reduction in Executive’s Base Salary constituted a Good Reason for the termination, then Base Salary shall be the amount in effect immediately prior to such reduction.

Notwithstanding the foregoing, in the event that the Company’s Executive’s Severance Plan provides an executive subject to such plan with benefits that are greater than the dollars provided for in this Section (u), the severance benefits eligible to Executive under this Agreement shall be equal to such benefits offered under the Executive’s Severance Plan.

For an illustrative example, please see the table on Exhibit E.

(q)         Severance Period shall mean the eighteen (18)-month period following the Termination Date; provided that if the Termination Date occurs on or within the one year period following a Change in Control, then the Severance Period shall mean the twenty-four (24)-month period following the Termination Date.

(r)         Termination Date shall mean the date of Executive’s termination of employment from the Company, as further described in Section 4.

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EXHIBIT B

Positions Reporting Directly to CEO

President (if one is appointed)

Chief Financial Officer

Chief Marketing Officer

Chief Merchandising Officer

Chief Digital Officer

Chief Operating Officer

General Counsel

Senior Vice President of Human Resources (or equivalent)

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EXHIBIT C

Commute / Away from Home Expenses

During the Term of this Agreement, EVINE Live will reimburse Executive for his reasonable and necessary temporary housing, transportation and weekly commuting expenses to and from Eden Prairie, MN (“Commuting and Away from Home Expenses”), plus during the Initial Term an additional amount (the “Gross-Up”) such that, after payment of taxes on the Commuting Expenses and on the Gross-Up, Executive retains the amount equal to the Commuting Expenses. Eligible commuting expenses above are defined as: airfare, ground transportation, rental living accommodations and rental car (home ownership is not reimbursable as a commuting expense) in accordance with current practice.

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Exhibit D

Bonus and Equity Incentives

1.           Cash Bonus. Beginning with the fiscal year of the Effective Date (to be paid, if earned, in 2017), and for each fiscal year thereafter during the Term, Executive shall participate in such annual cash incentive plans and programs of EVINE Live as are generally provided to the senior executives of EVINE Live pursuant to such terms and conditions as the Board may prescribe from time to time; provided that Executive shall be entitled to a payout of at least 100% of Base Salary (the “Target Bonus”) if the target annual performance goal(s) established by the Board is (are) achieved. For the sake of clarity, the Target Bonus in the first fiscal year would be at least $750,000 and will not be pro-rated. The performance objectives for the first fiscal year shall be the objectives previously communicated to Executive. The performance objectives for subsequent fiscal years shall be as mutually agreed by Executive and the Company’s Compensation Committee.

2.           Long Term Equity Plan. Beginning with the fiscal year of the Effective Date (to be granted, if earned, in 2017), Executive shall receive, if earned, a long term incentive equity grant equal to 150% of his Base Salary (comprised of 50% stock options vesting at a rate of one-third at each anniversary of the Effective Date) and 50% performance units subject to relative TSR vesting), subject to the terms and conditions of the Company’s Long Term Incentive Plan and the Company’s 2011 Omnibus Incentive Plan, except to the extent otherwise provided in this Agreement. The award agreements evidencing the long term incentive equity grants to Executive will provide for accelerated vesting upon Executive’s termination with Good Reason (as well as termination without Cause) within 12 months following the occurrence of a Change of Control and will provide that Section 6 of this Agreement overrides Section 12(e) of the 2011 Omnibus Incentive Plan. For the sake of clarity, the initial LTIP grant would be as if Executive was employed as CEO February 1, 2016 and was granted the initial LTIP equity when the rest of the executives were granted LTIP equity in March 2016 so the vesting schedule is the same as the grants that were made on that date, except that the strike price for the options will be established on the Effective Date, and will not be pro-rated.

3.           Initial Equity Grant. EVINE Live shall issue grant Executive restricted stock, the number of which will be determined by dividing $1,000,000 by the per-share closing price of the Company’s common stock on the Effective Date. The restricted stock grant shall have a ten year term and shall vest one-third upon the Effective Date, one-third when the per-share closing price of the Company’s common stock reaches or exceeds an average trading price of $4 for twenty consecutive trading days and Executive has been continuously employed for at least one year from the Effective Date, and the remaining shares when the per-share closing price of the Company’s stock reaches or exceeds an average trading price of $6 for twenty consecutive trading days and Executive has been continuously employed for at least two years after the Effective Date. The award agreement for the restricted stock grant will provided that the service requirement will be deemed satisfied if Executive is terminated without Cause or resigns with Good Reason within 12 months following the occurrence of a Change of Control such that the shares will be awarded if the targets are thereafter met within the two year vesting period, and will provide that Section 6 of this Agreement overrides Section 12(e) of the Company’s 2011 Omnibus Incentive Plan. For the sake of clarity, the stock-price vesting trigger may occur at any time during the ten year term of the stock grant, provided that Executive has been continuously employed at the time the stock-price vesting trigger is achieved. The stock-price trigger does not need to occur during the corresponding time-vesting trigger (e.g., if the average trading price over 20 consecutive trading days reaches $4 five years after the Effective date and Executive has been continuously employed by the Company to that date, the second tranche will fully vest at that time (because the time vesting requirement would have been met on the first anniversary of the Effective Date assuming Executive had been continuously employed from the Effective Date through the first anniversary thereof)). Except as otherwise provided in this Agreement, the restricted stock shall be subject to the terms and conditions of the Company’s 2011 Omnibus Incentive Plan.

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EXHIBIT E

Severance Benefits

1.           Severance Benefits. Executive shall be entitled to Severance Benefits in the following circumstances:

(a)           Executive’s employment is terminated by EVINE Live without Cause, except in the case of death or Disability; or

(b)           Executive terminates his employment with the Company for Good Reason.

If Executive dies after receiving a notice by EVINE Live that Executive is being terminated without Cause, or after providing notice of termination for Good Reason, then Executive’s estate, heirs and beneficiaries (as the case may be) shall be entitled to the Accrued Benefits and the Severance Benefits at the same time such amounts would have been paid or benefits provided to Executive had he lived.

2.           Requirement for Severance Benefits. As an additional prerequisite for receipt of the Severance Benefits, Executive must (i) execute, deliver to EVINE Live, and not revoke (to the extent Executive is allowed to do so) a Separation Agreement within twenty (20) calendar days (or such longer period as is provided in the Separation Agreement) following the Executive’s receipt of such Separation Agreement, which EVINE Live must provide Executive within ten (10) days following Executive’s Termination Date, and (ii) comply in all material respects with all of Executive’s covenants set forth in this Agreement.

3.           Severance Benefits; Timing and Form of Payment. Subject to the limitations imposed by Section 6, if Executive is entitled to Severance Benefits, then:

(a)           The Company shall pay Executive the Severance Payment, if applicable, in equal installments, consistent with the Company’s normal payroll practices, over the Severance Period (or, in the case of a termination of employment within one year following a Change in Control, in a lump sum, provided such Change in Control meets the requirements of Code Section 409A) following the date of his Separation from Service; provided that any amounts that would be payable prior to the effectiveness of the Separation Agreement shall be delayed until the Separation Agreement becomes effective. Notwithstanding the foregoing, if, as of the date of Executive’s Separation from Service (i) he is a “specified employee” as determined under Code Section 409A, then any portion of the Severance Payment that is subject to Code Section 409A and that would otherwise be payable within the first six (6) months following such Separation from Service shall be delayed until the first regular payroll date of the Company following the six (6) month anniversary of Executive’s Separation from Service (or the date of his death, if earlier than that anniversary) or (ii) he is not a “specified employee” as determined under Code Section 409A, then any portion of the Severance Payment that is subject to Code Section 409A and that would be otherwise payable within the first sixty (60) days after Executive’s Separation from Service shall be paid sixty (60) days after Executive’s Separation from Service (and not promptly following the effectiveness of the Separation Agreement).

(b)           The Company shall continue to provide to Executive and his dependents (as applicable) during the Severance Period, group health, dental and life insurance benefits to the extent that such benefits were in effect for Executive and his family as of the Termination Date, subject to Executive’s timely election of group health and/or dental continuation coverage pursuant to COBRA or similar state laws. The Company shall be responsible for payment of all premiums necessary to maintain these benefits during the Severance Period. Benefit continuation under this Section shall be concurrent with any coverage under the Company’s plans pursuant to COBRA or similar state laws. Such benefits shall be terminated prior to the expiration of the Severance Period to the extent Executive has obtained new employment and is covered by benefits which in the aggregate are comparable to such continued benefits. Executive shall promptly notify the Company when he becomes employed after the Termination Date and shall provide such reasonable cooperation as the Company requests with respect to determining whether Executive is covered by comparable benefits with such new employer. If the health or dental benefits are fully insured, and the provision of such benefits under this clause would subject the Company or its benefits arrangements to a penalty or adverse tax treatment, then the Company shall provide a cash payment to Executive in an amount reasonably determined by the Company to be equivalent to the COBRA premiums for such benefits. If the health or dental benefits are self-insured, and the provision of such benefits under this clause is considered discriminatory under Code Section 105(h), then to the extent required by the Code, Executive acknowledges that the value of the premiums paid by the Company hereunder shall be considered taxable wages to Executive, and the Company shall be permitted to withhold applicable taxes with respect to such wages from other amounts owed to Executive, or require Executive to make satisfactory arrangements with the Company for the payment of such withholding taxes.

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(c)           The vesting of any long-term incentive equity awards shall be governed by the Company’s Omnibus Incentive Plan.

An illustrative summary of the severance benefits is as follows:

Qualifying Factors	Severance	Health Benefits	Bonus	Equity	Protective Covenants
Term w/o Cause / Good Reason	18 Months	18 Months	1x target bonus	No	18 Months
Change in Control*	24 Months	24 Months	2x target bonus	Yes*	18 Months

*subject to a double trigger

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